UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 19, 2013

Jabil Circuit, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14063	38-1886260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (727) 577-9749

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On June 19, 2013, the Company’s Board of Directors formally approved a restructuring plan to better align the Company’s manufacturing capacity in certain geographies and to reduce the Company’s worldwide workforce in order to reduce operating expenses (the “2013 Restructuring Plan”) which was disclosed in a Form 8-K filing on that date. These restructuring activities are intended to address current market conditions and customer requirements.

At the time of the Form 8-K filing, the Company announced that it expected to recognize approximately $188 million in pre-tax restructuring and other related costs over the course of the Company’s fiscal years 2013, 2014 and 2015 and that a significant portion of the total restructuring costs would be related to employee benefit and severance arrangements. Although such previously disclosed estimates related to the overall 2013 Restructuring Plan have not materially changed, the Company is now able to make the following estimates or range of estimates for each major type of cost associated with the action (while the Company continues to expect the total amount of pre-tax restructuring and other related costs will be $188 million, it can only provide estimate ranges for certain of the major types of costs associated with the action): $132 million to $152 million of employee severance and benefit costs; $28 million to $48 million of asset write-off costs; $3 million of contract termination costs and $5 million of other related costs.

In addition, it was previously announced that charges related to the 2013 Restructuring Plan, excluding asset charges, were expected to result in cash expenditures of approximately $140 million that would be payable over the course of the Company’s fiscal years 2013, 2014 and 2015. Although the expected time period has not changed, the 2013 Restructuring Plan is now expected to result in cash expenditures in a range of $140 million to $160 million.

The 2013 Restructuring Plan as discussed reflects the Company’s intention only and restructuring decisions, and the timing of such decisions, at certain plants are still subject to consultation with the Company’s employees and their representatives. The exact timing of these charges and cash outflows, as well as the estimated cost ranges by category type, has not been finalized. This information will be subject to the finalization of timetables for the transition of functions, consultation with employees and their representatives as well as the statutory severance requirements of the particular legal jurisdictions impacted, and the amount and timing of the actual charges may vary due to a variety of factors.

To the extent required by applicable rules, the Company will file one or more amendments to the Current Report Form 8-K filed as details of the 2013 Restructuring Plan are refined and estimates of related costs and charges are finalized.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JABIL CIRCUIT, INC.
(Registrant)

September 25, 2013	By:	/s/ FORBES I.J. ALEXANDER
Forbes I.J. Alexander
Chief Financial Officer